Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $504 MILLION
FOR THE THIRD QUARTER OF 2025

New York, NY, November 3, 2025: Loews Corporation (NYSE: L) today released its third quarter 2025 financial results.

Third Quarter 2025 highlights:
Loews Corporation reported net income of $504 million, or $2.43 per share, in the third quarter of 2025, compared to $401 million, or $1.82 per share, in the third quarter of 2024. The following are key highlights of our third quarter results:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews increased 43% year-over-year due to improved Property and Casualty underwriting results driven by lower catastrophe losses, improved underlying underwriting results and higher net investment income.
•Boardwalk Pipelines’ net income improved 22% year-over-year due to higher re-contracting rates, recently completed growth projects and increased storage and parking and lending revenues.
•On October 30, 2025, Boardwalk executed a precedent agreement for its Texas Gateway Project, which would add 1.5 Bcf/d of capacity to connect supply from Katy and Carthage, Texas hubs to growing demand in Southwest Louisiana near Gillis. This brings Boardwalk’s total announced growth projects to 4.2 Bcf/d of additional capacity at an anticipated aggregate cost of approximately $3.0 billion.
•Loews Hotels’ third quarter results improved year-over-year primarily due to higher equity income from the Universal Orlando Resort joint ventures.
•Corporate segment results decreased year-over-year due to lower investment income from the parent company trading portfolio.
•Book value per share increased to $88.39 as of September 30, 2025, from $79.49 as of December 31, 2024.
•Book value per share, excluding AOCI, increased to $94.00 as of September 30, 2025, from $88.18 as of December 31, 2024.
•On September 30, 2025, the parent company had $3.6 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 0.6 million shares of its common stock during the third quarter of 2025 for a total cost of $56 million.

Consolidated highlights:

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$371	$259	$897	$860
Boardwalk Pipelines	94	77	334	268
Loews Hotels & Co	(3)	(8)	25	43
Corporate	42	73	9	56
Net income attributable to Loews Corporation	$504	$401	$1,265	$1,227
Net income per share attributable to Loews Corporation	$2.43	$1.82	$6.03	$5.54

	September 30, 2025	December 31, 2024

Book value per share	$88.39	$79.49
Book value per share excluding AOCI	$94.00	$88.18
Shares of common stock outstanding (in millions)	206.9	214.7

Three months ended September 30, 2025 compared to 2024

CNA:
•Net income attributable to Loews Corporation was $371 million compared to $259 million.
•Core income increased 40% to $409 million compared to $293 million, driven by lower catastrophe losses, improved underlying underwriting results and higher net investment income.
•Net earned premiums grew by 8%. Net written premiums grew by 3% driven by new business.
•Property and Casualty combined ratio improved by 4.4 points to 92.8% compared to 97.2% largely due to lower catastrophe losses, which were $41 million (or 1.5 points) in the third quarter of 2025 compared to $143 million (or 5.8 points) in the third quarter of 2024. The underlying combined ratio slightly improved to 91.3% from 91.6%.
•Net investment income increased due to higher income from fixed income securities, as a result of a larger invested asset base and favorable reinvestment rates.

Boardwalk:
•Net income increased to $94 million compared to $77 million.
•EBITDA increased 7% to $267 million compared to $249 million.
•Net income and EBITDA improved due to increased transportation revenues from higher re-contracting rates and recently completed growth projects, as well as increased storage and parking and lending revenues.
•On October 30, 2025, Boardwalk executed a precedent agreement for its Texas Gateway Project, which would add 1.5 Bcf/d of capacity to connect supply from Katy and Carthage, Texas hubs to growing demand in Southwest Louisiana near Gillis. This brings Boardwalk’s total announced growth projects to 4.2 Bcf/d of additional capacity at an anticipated aggregate cost of approximately $3.0 billion. Boardwalk’s revenue backlog as of September 30, 2025 was $15.6 billion, of which $5.7 billion is associated with growth projects under precedent agreements. This figure does not include $3.8 billion from the recently announced Texas Gateway Project. These projects are expected to be completed through 2029, subject to, among other things, regulatory approvals and permits.

Loews Hotels:
•Net loss improved to $3 million compared to $8 million.
•Adjusted EBITDA increased 8% to $69 million compared to $64 million.
•Net loss and Adjusted EBITDA improvements were driven by the addition of three new properties at the Universal Orlando Resort as well as higher average daily rates and occupancy at the existing Orlando properties. In addition, results improved at the Loews Arlington Hotel and Convention Center. These positives were partially offset by the reduction in available and occupied room nights at the Loews Miami Beach Hotel due to renovations at the property.
•Net loss for 2025 also includes higher depreciation and interest expense related to the three new properties at the Universal Orlando Resort. Net loss for 2024 includes Loews Hotels’ portion of an impairment charge recorded by a joint venture property.

Corporate:
•Net income of $42 million compared to $73 million.
•Net income decreased primarily due to lower investment income from the parent company trading portfolio.

Nine months ended September 30, 2025 compared to 2024

Loews Corporation reported net income of $1,265 million, or $6.03 per share, compared to $1,227 million, or $5.54 per share, in 2024. The following are key highlights:

•CNA’s net income attributable to Loews Corporation increased due to lower catastrophe losses, higher net investment income, and improved Property and Casualty underlying underwriting results, partially offset by unfavorable net prior year loss reserve development, including development related to legacy mass tort abuse reserves, and higher investment losses.
•Property and Casualty’s underwriting results were higher mainly driven by lower catastrophe losses partially offset by unfavorable net prior year loss reserve development compared to favorable net prior year loss reserve development in 2024.
•Property and Casualty’s combined ratio was 95.1% compared to 95.6%. Property and Casualty’s underlying combined ratio was 91.7% compared to 91.5%.
•CNA’s net investment income increased due to higher income from fixed income securities, as a result of a larger invested asset base and favorable reinvestment rates.
•Loews Hotels’ net income was negatively impacted by higher interest expense. Adjusted EBITDA increased by 7% to $259 million driven by three new properties and improved results at the Universal Orlando Resort and the Loews Arlington Hotel and Convention Center being open for the entirety of 2025, partially offset by renovations at the Loews Miami Beach Hotel.
•Boardwalk and Corporate segment drivers of results for the nine months ended September 30, 2025 are consistent with the three-month period drivers discussed above.

Share Purchases:
•On September 30, 2025, there were 206.9 million shares of Loews common stock outstanding.
•During the three months ended September 30, 2025, Loews Corporation repurchased 0.6 million shares of its common stock for a total cost of $56 million.
•An additional 0.3 million shares were repurchased for $29 million between October 1, 2025 and October 31, 2025.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market (including, with respect to Loews common stock, in open market transactions that may or may not satisfy all of the conditions of the Rule 10b-18 voluntary safe harbor), in privately negotiated transactions or otherwise.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, underlying loss ratio and underlying combined ratio. Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures on pages 6 through 8 of this release.

Earnings Remarks

For Loews Corporation

–Today, November 3, 2025, earnings remarks will be available on the Investors section of our website at www.loews.com.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, November 3, 2025, earnings remarks will be available on the Investor Relations section of CNA’s website at www.cna.com.
–Remarks will include commentary from CNA’s president and chief executive officer and chief financial officer.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.For additional information regarding the growth projects at Boardwalk Pipelines, refer to the Quarterly Reports on Form 10-Q for the Quarter Ended September 30, 2025, filed with the SEC by Loews Corporation and Boardwalk Pipeline Partners, LP.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
Revenues:
CNA Financial (a)	$3,817	$3,618	$11,161	$10,581
Boardwalk Pipelines	546	483	1,705	1,488
Loews Hotels & Co	211	226	710	693
Corporate investment income, net	97	139	144	202
Total	$4,671	$4,466	$13,720	$12,964
Income (Loss) Before Income Tax:
CNA Financial (a)	$513	$361	$1,242	$1,190
Boardwalk Pipelines	124	104	443	360
Loews Hotels & Co (b)	(3)	(9)	40	63
Corporate:
Investment income, net	97	140	146	203
Other (c)	(42)	(46)	(129)	(130)
Total	$689	$550	$1,742	$1,686
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$371	$259	$897	$860
Boardwalk Pipelines	94	77	334	268
Loews Hotels & Co (b)	(3)	(8)	25	43
Corporate:
Investment income, net	77	110	117	160
Other (c)	(35)	(37)	(108)	(104)
Net income attributable to Loews Corporation	$504	$401	$1,265	$1,227

(a)The three months ended September 30, 2025 and 2024 include net investment losses of $7 million and $10 million ($5 million and $7 million after tax and noncontrolling interests). The nine months ended September 30, 2025 and 2024 include net investment losses of $62 million and $42 million ($45 million and $30 million after tax and noncontrolling interests).
(b)The nine months ended September 30, 2025 include Loews Hotels & Co’s portion of a joint venture property’s impairment charge which reduced equity income from joint ventures by $9 million ($6 million after tax). The three and nine months ended September 30, 2024 include Loews Hotels & Co’s portion of a joint venture property’s impairment charge which reduced equity income from joint ventures by $19 million ($15 million after tax).
(c)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2025	2024	2025	2024
Revenues:
Insurance premiums	$2,783	$2,593	$8,103	$7,532
Net investment income	743	776	2,065	2,084
Investment losses	(7)	(10)	(62)	(42)
Operating revenues and other	1,152	1,107	3,614	3,390
Total	4,671	4,466	13,720	12,964

Expenses:
Insurance claims and policyholders’ benefits	2,032	2,019	6,144	5,708
Operating expenses and other	1,950	1,897	5,834	5,570
Total	3,982	3,916	11,978	11,278

Income before income tax	689	550	1,742	1,686
Income tax expense	(153)	(125)	(398)	(381)
Net income	536	425	1,344	1,305
Amounts attributable to noncontrolling interests	(32)	(24)	(79)	(78)
Net income attributable to Loews Corporation	$504	$401	$1,265	$1,227

Net income per share attributable to Loews Corporation	$2.43	$1.82	$6.03	$5.54

Weighted average number of shares	207.71	219.94	209.88	221.43

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains or losses and gains or losses resulting from pension settlement transactions. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains or losses because they are generally driven by economic factors that are not necessarily reflective of CNA’s primary insurance operations. The calculation of core income excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding CNA’s defined benefit pension plans which are unrelated to its primary insurance operations.

The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
CNA net income attributable to Loews Corporation	$371	$259	$897	$860
Investment losses	6	7	49	33
Pension settlement losses		3		3
Noncontrolling interests	32	24	79	78
Core income	$409	$293	$1,025	$974

In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	September 30,
	Three Months		Nine Months
	2025	2024	2025	2024

Loss ratio	63.4%	66.7%	65.0%	64.9%
Expense ratio	29.1	30.2	29.7	30.3
Dividend ratio	0.3	0.3	0.4	0.4
Combined ratio	92.8%	97.2%	95.1%	95.6%
Less: Effect of catastrophe impacts	1.5	5.8	2.6	4.3
Less: Effect of development-related items		(0.2)	0.8	(0.2)
Underlying combined ratio	91.3%	91.6%	91.7%	91.5%
Underlying loss ratio	61.9%	61.1%	61.6%	60.8%

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
Boardwalk net income attributable to Loews Corporation	$94	$77	$334	$268
Interest, net	36	38	111	115
Income tax expense	30	27	109	92
Depreciation and amortization	107	107	333	321
EBITDA	$267	$249	$887	$796

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
Loews Hotels & Co net income (loss) attributable to Loews Corporation	$(3)	$(8)	$25	$43
Interest, net	14	13	43	30
Income tax expense (benefit)		(1)	15	20
Depreciation and amortization	27	24	75	69
EBITDA	38	28	158	162
Noncontrolling interest share of EBITDA adjustments		(1)	(2)	(5)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(25)		(60)	(59)
Pro rata Adjusted EBITDA of equity method investments	58	38	164	144
Consolidation adjustments	(2)	(1)	(1)
Adjusted EBITDA	$69	$64	$259	$242

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	September 30,
	Three Months		Nine Months
(In millions)	2025	2024	2025	2024
Loews Hotels & Co’s equity method income	$25	$—	$60	$59
Pro rata share of equity method investments:
Interest, net	17	10	43	30
Income tax expense
Depreciation and amortization	17	11	45	35
Asset impairments		19	9	19
Distributions in excess of basis	(1)	(2)	7	1
Pro rata Adjusted EBITDA of equity method investments	$58	$38	$164	$144